Exhibit 10.153

EXECUTION VERSION

NOTEHOLDERS’ AGREEMENT

(Mezzanine Loan)

Dated as of June 28, 2007

by and among

COLUMN FINANCIAL, INC.

as Original Lender

and as

Initial Note A-2 Holder

CBRE REALTY FINANCE HOLDINGS IV, LLC

as Initial Note A-1 Holder,

and

LASALLE BANK NATIONAL ASSOCIATION

as Collateral Agent and Custodian

Mezzanine Loan

20-22 East 23rd Street

New York, New York

- i -

EXECUTION VERSION

THIS NOTEHOLDERS’ AGREEMENT, dated as of June 28, 2007, by and among Column Financial, Inc., a Delaware corporation having an address at 11 Madison Avenue, New York, New York 10010 (“Column” or “Original Lender”), as seller and initial Note A-2 Holder (in such capacity, the “Initial Note A-2 Holder”), CBRE REALTY FINANCE HOLDINGS IV, LLC, a Delaware limited liability company (“CBRE”), as initial Note A-1 Holder (in such capacity, the “Initial Note A-1 Holder”), and LaSalle Bank National Association (“LaSalle”), as Collateral Agent and Custodian (each as hereinafter defined). Each of the Initial Note A-1 Holder and the Initial Note A-2 Holder is referred to herein as, individually, an “Initial Holder” and as, collectively, the “Initial Holders”.

WITNESSETH:

WHEREAS, Column, as Original Lender, has made a loan in the initial principal amount of Forty-Two Million and No/100 Dollars ($42,000,000.00 (as amended or modified from time to time, the “Mezzanine Loan”) to Slazer Enterprises Senior LLC, Madison Park Group Senior LLC, JMJS 23rd Street Realty Senior LLC and FKF Madison Group Senior LLC, each a Delaware limited liability company, and each having an address c/o Slazer Development LLC, 230 Congers Road, New City, New York 10956 (each, a “Mezzanine Borrower” and, collectively, the “Mezzanine Borrowers”), pursuant to that certain First Mezzanine Loan Agreement, dated as of June 19, 2007 (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Mezzanine Loan Agreement”), by and among Mezzanine Borrowers and Original Lender, and secured by, among other things, that certain Pledge and Security Agreement (First Mezzanine Loan), dated as of June 19, 2007, by Mezzanine Borrowers in favor of Original Lender, pursuant to which Original Lender is granted a first priority perfected security interest in one hundred percent (100%) of the ownership interests of the Mezzanine Borrowers in Slazer Enterprises Owner LLC, Madison Park Group Owner LLC, JMJS 23rd Street Realty Owner LLC and FKF Madison Group Owner LLC, each a Delaware limited liability company, and further evidenced and secured by the Mezzanine Loan Documents (as hereinafter defined);

WHEREAS, the Mezzanine Loan is evidenced by two (2) separate pari passu notes, Mezzanine Loan Note A-1 (First Mezzanine Loan) and Mezzanine Loan Note A-2 (First Mezzanine Loan) (as each such term is defined in the Mezzanine Loan Agreement; such notes being hereinafter referred to individually as “Note A-1” and “Note A-2”, respectively (or as a “Note”), and together as the “Notes”), which together represent 100% of the interests in the Mezzanine Loan;

WHEREAS, Original Lender has agreed to sell Note A-1 to the Initial Note A-1 Holder and Note A-2 to the Initial Note A-2 Holder, and in connection therewith transfer legal title to certain of the Mezzanine Loan Documents to LaSalle, which will hold such as Collateral Agent and Custodian for the benefit of the Holders; and

WHEREAS, the Original Lender, the Initial Holders and the Collateral Agent desire to enter into this Agreement (as hereinafter defined) to memorialize the terms under which the Initial Note A-1 Holder is purchasing Note A-1 and the Initial Note A-2 Holder is purchasing Note A-2, in each case evidencing its respective interest in the Mezzanine Loan;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto mutually agree as follows:

Section 1. Definitions. References to a “Section” or the “recitals” or the “preamble” are, unless otherwise specified, to a Section or the recitals or the preamble, respectively, of this Agreement. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Mezzanine Loan Agreement. Whenever used in this Agreement, the following terms shall have the respective meanings set forth below. In addition, any capitalized terms defined in the body of this Agreement but not listed below shall have the meaning ascribed to such capitalized terms in the body of this Agreement.

“Affiliate” shall mean with respect to any specified Person, (a) any other Person controlling or controlled by or under common control with such specified Person (each a “Common Control Party”), (b) any other Person owning, directly or indirectly, ten percent (10%) or more of the beneficial interests in such Person or (c) any other Person in which such Person or a Common Control Party owns, directly or indirectly, ten percent (10%) or more of the beneficial interests. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, relation to individuals or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” shall mean this Noteholders’ Agreement, all exhibits and schedules hereto and all amendments hereof and supplements hereto.

“Business Day” shall mean any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to be closed.

“Buy-Sell Closing Date” has the meaning provided in Section 6(d).

“Buy-Sell Notice” has the meaning provided in Section 6(d).

“Buy-Sell Price” shall have the meaning set forth in Section 6(d).

“CBRE” shall have the meaning assigned to such term in the preamble.

“Certificates” shall mean any securities (including all classes thereof) that (i) represent beneficial ownership interests in the Mortgage Loan or in a pool of mortgage loans including the Mortgage Loan and (ii) are issued in connection with a Securitization of the Mortgage Loan, if any.

“Code” means the Internal Revenue Code of the United States of America as in effect form time to time.

“Collateral Agent” shall mean LaSalle, as Collateral Agent, or any successor thereto appointed pursuant to this Agreement, who shall act as collateral agent and custodian with respect to the Mezzanine Loan Documents (other than the Notes).

“Column” shall have the meaning assigned to such term in the preamble.

“Custodian” shall mean LaSalle, as Custodian, or any successor thereto appointed pursuant to this Agreement.

“Default Interest” shall mean, at any time that any Mezzanine Borrower is required to pay interest at the Mezzanine Note Default Interest Rate on the Mezzanine Loan, the excess, if any, of (x) interest payable by such Mezzanine Borrower at the Mezzanine Note Default Interest Rate over (y) interest payable by such Mezzanine Borrower at the Mezzanine Note Interest Rate.

“Directing Holders” shall mean (a) initially, (i) CBRE and (ii) Column, and (b) if any of the Notes are sold, such persons as shall then be agreed upon by the Holders, provided that Servicer shall not be required to accept more than two Directing Holders at any time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

“Event of Default” shall mean an “Event of Default” as defined in Section 9.1 of the Mezzanine Loan Agreement.

“Extension Fee” shall mean the extension fees required to be paid pursuant to the terms of the Mezzanine Loan Agreement in connection with an extension of the maturity date of the Mezzanine Loan, if any, as set forth in the Purchase Schedule.

“Holder” shall mean the registered holder of a Note.

“Initial Holder” and “Initial Holders” shall have the respective meanings assigned to each such term in the preamble.

“Initial Note A-1 Holder” shall have the meaning assigned to such term in the preamble.

“Initial Note A-2 Holder” shall have the meaning assigned to such term in the preamble.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, by and among PB Capital Corporation, as senior lender, Column, as first mezzanine lender, and Column, as second mezzanine lender, dated as of June 19, 2007, and assigned to the Holders hereunder, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Interest Period” shall have the meaning assigned to such term in the Mezzanine Loan Agreement.

“Interest Shortfall” shall mean, with respect to each Note, on any Remittance Date (as defined in the Servicing Agreement), prior to making distributions on such Remittance Date (i) all interest due on the preceding Remittance Date (including interest owing from a prior Remittance Date) minus (ii) all interest actually paid to the Holder of the applicable Note on such preceding Remittance Date.

“LaSalle” shall have the meaning assigned to such term in the preamble.

“Lender Expenses” shall mean expenses incurred by the Holders to third parties in connection with the ownership and administration of the Mezzanine Loan (other than fees for the services of Collateral Agent and Custodian, and fees for servicing provided for in the Servicing Agreement), provided that incurring any such expense in excess of $50,000.00 shall require consent of a Majority in Percentage Interest of all of the Holders.

“LIBOR” shall have the meaning assigned to such term in the Mezzanine Loan Agreement.

“Loan Payment Date” shall have the meaning given the term “Monthly Payment Date” in the Mezzanine Loan Agreement.

“Major Decisions” shall mean each of the following:

(i) Accepting any prepayment of the Mezzanine Loan at a time when such prepayment is not permitted in accordance with the terms of the Mezzanine Loan Documents;

(ii) Increasing the principal amount of the Mezzanine Loan (other than the making of any Protective Advance);

(iii) Reinstating the Mezzanine Loan, or waiving any default under the Mezzanine Loan prior to or after acceleration of the indebtedness evidenced by the Notes;

(iv) Consenting to (A) any sale or transfer of the Mortgaged Property, any Mortgage Borrower, any Mezzanine Borrower or any Second Mezzanine Borrower or any interest in any of them or (B) the incurrence of any additional indebtedness by any Mortgage Borrower, any Mezzanine Borrower or any Second Mezzanine Borrower or (C) any modification of the provisions of the Mezzanine Loan Documents with regard to any matter restricted pursuant to the foregoing sub-clauses (A) and (B);

(v) Entering into or consenting to any amendment or modification of the Intercreditor Agreement, or waiving or releasing any material rights under the Intercreditor Agreement;

(vi) Entering into any amendment or modification of the Mezzanine Loan Documents, including, without limitation, amending or modifying any provisions of the Mezzanine Loan Documents relating to transfers, cash management, the timing, matter or method of payments or the application thereof, waiving or extending fees and costs of collection, or any terms of any interest rate cap agreement or any provisions of the Mezzanine Loan Documents relating to prepayments;

(vii) Consenting to any material amendment, modification, renewal, replacement, consolidation or supplement to the Mortgage Loan Documents or the Second Mezzanine Loan Documents, or material waiver of the terms thereof which, pursuant to the terms thereof or of the Intercreditor Agreement, requires the consent of Mezzanine Lender;

(viii) Converting or exchanging the Mezzanine Loan into or for any other indebtedness or subordinating the Mezzanine Loan to any other indebtedness;

(ix) Consenting to any modification or amendment of, or waiver with respect to, the Mezzanine Loan that would result in the extension or shortening of the maturity date thereof, a reduction in the Mezzanine Note Interest Rate borne thereby or the monthly payment, Prepayment Fee or liquidated damage amount payable thereon or a deferral or forgiveness of fees, interest on or principal of the Mezzanine Loan;

(x) Entering into an agreement providing for the subordination of the Mezzanine Loan (other than as contemplated pursuant to the Mezzanine Loan Documents);

(xi) Except as provided in Section 4, making any advance, including any cure payment in respect of the Mortgage Loan;

(xii) Consenting to any modification or amendment of, or waiver with respect to, the Mezzanine Loan that would result in a discounted pay-off of the Mezzanine Loan;

(xiii) Accelerating the maturity of the Mezzanine Loan or commencing the pursuit of remedies, including any enforcement action under any of the Mezzanine Loan Documents or any foreclosure upon, or comparable conversion of, the ownership of any of the Mezzanine Loan Collateral or the Mortgaged Property;

(xiv) Consenting to any release of any Mezzanine Borrower, any guarantor or other obligor from liability with respect to the Mezzanine Loan or any change of any Mezzanine Borrower or sponsor thereof;

(xv) Making any determination not to enforce a “due-on-sale” or “due-on-encumbrance” clause or consenting to any other indebtedness of any Mortgage Borrower, any Mezzanine Borrower or any Second Mezzanine Borrower not expressly permitted by the Mezzanine Loan Documents or Intercreditor Agreement;

(xvi) Consenting to any substitution or release of collateral for the Mortgage Loan, the Mezzanine Loan or the Second Mezzanine Loan not explicitly permitted pursuant to the Mortgage Loan or Mezzanine Loan Documents;

(xvii) Consenting to the adoption or approval of a plan in a bankruptcy or reorganization of any Mortgage Borrower, any Mezzanine Borrower or any Second Mezzanine Borrower;

(xviii) Consenting to any material change in the standards contained in the Mezzanine Loan Documents or the Mortgage Loan Documents (if and to the extent that consent of the Mezzanine Lender is required pursuant to the Intercreditor Agreement) for alterations, after Completion of the Improvements, leasing and budget approvals, if any, at the Mortgaged Property;

(xix) Consenting to any change in the property manager for any portion of the Mortgaged Property or any material amendment or modification or termination of any property management agreement;

(xx) Consenting to any renewal or replacement of the then existing insurance policies (to the extent that approval of the Mezzanine Lender is required under the Mezzanine Loan Documents or the Intercreditor Agreement) or any waiver, modification or amendment of any insurance requirements under the Mezzanine Loan Documents;

(xxi) Consenting to the waiver of any of the “special purpose entity” or “separateness” covenants made by any Mezzanine Borrower under the Mezzanine Loan Documents;

(xxii) Appointing a property manager after foreclosure, or receipt of an assignment-in-lieu of foreclosure, or authorizing the sale of the Mortgaged Property following foreclosure;

(xxiii) Entering into a special servicing agreement or appointing a special servicer;

(xxiv) Consenting to the modification of any reciprocal easement agreement;

(xxv) Consenting to any material modification to any existing membership program or similar program at the Mortgaged Property, or consenting to any new membership or similar program at the Mortgaged Property; or

(xxvi) Consenting to any zoning reclassification of any portion of the Mortgaged Property.

“Majority in Percentage Interest” shall mean the affirmative consents or approvals of Holders that collectively own more than 50% in Percentage Interest in the Notes (in the aggregate).

“Mezzanine Borrower” and “Mezzanine Borrowers” shall have the respective meanings assigned to such terms in the recitals.

“Mezzanine Borrower Affiliate Holder” shall mean any Holder (or, with respect to a contemplated Transfer, that would become a Mezzanine Borrower Affiliate Holder if such Transfer were to occur) that is an Affiliate of any Mezzanine Borrower (including any Holder of a Note or an Affiliate of such a Holder that has made a mortgage loan to an Affiliate of any Mortgage Borrower and has foreclosed on the equity interests in such Mortgage Borrower).

“Mezzanine Borrower Related Party” shall mean any Affiliate of any of the Mezzanine Borrowers.

“Mezzanine Lender” shall mean the holder of title to the Mezzanine Loan.

“Mezzanine Loan” shall have the meaning assigned to such term in the recitals.

“Mezzanine Loan Agreement” shall have the meaning assigned to such term in the recitals.

“Mezzanine Loan Collateral” shall mean all property of any kind securing the Mezzanine Loan.

“Mezzanine Loan Documents” shall mean the documents specified on Schedule I hereto as they may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine Loan Files” set of Mezzanine Loan Documents delivered to the Custodian, consisting of the documents specified on Schedule I, and any subsequent amendments thereto or additional legal documents evidencing the terms of the Mezzanine Loan.

“Mezzanine Note Default Interest Rate” shall have the meaning assigned such term in the Purchase Schedule.

“Mezzanine Note Interest Rate” shall have the meaning assigned such term in the Purchase Schedule.

“Mezzanine Note Net Interest Rate” shall mean, as to each Note, the Mezzanine Note Interest Rate minus each Holder’s share (expressed as a percentage per annum) of the periodic fees payable hereunder or under the Servicing Agreement.

“Mezzanine Note Principal Balance” shall mean, at any time of determination, as to each Note, the original Mezzanine Note Principal Balance of such Note (which is set forth on the Purchase Schedule), minus any payments of principal thereon or such Note’s Percentage Interest of reductions in such amount as a result of an amendment to the Mezzanine Loan Documents reducing the principal balance of the Mezzanine Loan or the allocation to such Note of any realized losses on or before the date of such determination.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage Loan” shall mean, as applicable, either (i) the Building Loan, the Project Loan and the Acquisition Loan, collectively, or (ii) any of the Building Loan, the Project Loan or the Acquisition Loan, individually.

“Mortgage Loan Documents” shall mean the documents evidencing the Mortgage Loan as they may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgaged Property” shall mean any of the properties securing the Mortgage Loan, as further described in the Mortgage Loan Documents.

“Non-Exempt Person” shall mean any Person other than a Person that is either (i) a U.S. Person or (ii) has provided to the Servicer for the relevant year such duly-executed form(s) or statement(s) which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (A) any income tax treaty between the United States and the country of residence of such Person, (B) the Code or (C) any applicable rules or regulations in effect under clauses (A) or (B) above, permit the Servicer to make such payments free of any obligation or liability for withholding, provided that duly executed form(s) provided to the Servicer pursuant to Section 29(c) hereof, shall be sufficient to qualify such providing Holder as other than a Non-Exempt Person.

“Note A-1” shall have the meaning assigned to such term in the recitals.

“Note A-1 Holder” shall mean the registered Holder, from time to time, of Note A-1.

“Note A-2” shall have the meaning assigned to such term in the recitals.

“Note A-2 Holder” shall mean the registered Holder, from time to time, of Note A-2.

“Note” and “Notes” shall have the meaning assigned to each such term in the recitals, unless the context specifies otherwise.

“Original Lender” shall have the meaning assigned such term in the preamble.

“Percentage Interest” shall mean, with respect to each Holder, as of any date, the product of (i) 100% and (ii) a fraction, the numerator of which is the Mezzanine Note Principal Balance applicable to the Note held by such Holder as of such date and the denominator of which is the sum of the aggregate Mezzanine Note Principal Balances as of such date.

“Person” means any individual, sole proprietorship, corporation, limited liability company, partnership, joint venture, association, bank, endowment fund, estate, trust, unincorporated organization, any federal, state, county or municipal government or any subdivision, bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Pledge” shall have the meaning set forth in Section 17(g) hereof.

“Prepayment Amount” shall mean any amount of principal prepaid pursuant to the terms of the Note or Mezzanine Loan Agreement, as applicable.

“Prepayment Fee” shall mean any prepayment fee or premium payable pursuant to the Mezzanine Loan Documents.

“Protective Advance” shall have the meaning assigned to such term in Section 4.

“Protective Advance Interest” shall mean interest at the Protective Advance Rate on a Protective Advance from and including the date on which such Protective Advance was made to, but not including, the date of payment or reimbursement of the Protective Advance, less any portion of such interest previously paid thereon.

“Protective Advance Notice” shall have the meaning assigned to such term in Section 4.

“Protective Advance Rate” shall mean, for any period, interest at a rate per annum payable to any Holder on any Protective Advance, which shall be the Mezzanine Note Default Rate.

“Purchase Date” shall mean June 28, 2007.

“Purchase Schedule” shall mean the schedule in the form attached hereto as Exhibit A, which schedule sets forth the principal terms for the purchase by each Holder of its Note.

“Qualified Conduit Lender” shall mean a commercial paper conduit program (a “Conduit”) as to which the following conditions are satisfied:

(i) the terms of the loan (a “Conduit Inventory Loan”) made by the Conduit to a Holder require the Conduit to retain a third party (a “Conduit Credit Enhancer”) to provide credit enhancement;

(ii) the Conduit Credit Enhancer is a Qualified Transferee;

(iii) the Holder pledges its interest in its Note to the Conduit as collateral for the Conduit Inventory Loan; and

(iv) the Conduit Credit Enhancer and the Conduit agree that, if the Holder defaults under the Conduit Inventory Loan, or if the Conduit is unable to refinance its outstanding commercial paper even if there is no default by the Holder, the Conduit Credit Enhancer will purchase the Conduit Inventory Loan from the Conduit, and the Conduit will assign the pledge of the applicable Holder’s interest in the Note to the Conduit Credit Enhancer; and unless the Conduit is in fact then a Qualified Transferee, the Conduit will not without obtaining a Rating Agency Confirmation from each Rating Agency have any greater right to acquire the interests in the Note pledged by the Holder, by foreclosure or otherwise, than would any other purchaser that is not a Qualified Transferee at a foreclosure sale conducted by a Loan Pledgee.

“Qualified Transferee” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Qualified Trustee” means (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long-term senior unsecured debt is rated either of the then in effect top two rating categories of each of the Rating Agencies.

“Rating Agencies” shall mean (i) prior to a Securitization of the Mortgage Loan, each of S&P, Moody’s and Fitch, Inc. or, if any of such entities shall for any reason no longer perform the functions of a securities rating agency, any other nationally-recognized statistical rating agency which has been designated by the holder of the Mortgage Loan, and (ii) after a Securitization of the Mortgage Loan, any of the foregoing that have rated any of the Certificates.

“Rating Agency Confirmation” shall mean each of the Rating Agencies shall have confirmed in writing that the occurrence of the event with respect to which such Rating Agency Confirmation is sought shall not result in a downgrade, qualification or withdrawal of the applicable rating or ratings ascribed by such Rating Agency to any of the Certificates then outstanding. In the event that no Certificates are outstanding or the Mortgage Loan is not a part of a Securitization, any action that would otherwise require a Rating Agency Confirmation shall require the consent of holder of the Mortgage Loan, which consent shall not be unreasonably withheld.

“Registrar” shall mean the Servicer, as registrar of the Notes. The Registrar shall be deemed to be the Mezzanine Borrowers’ agent in this regard.

“Related Interest Period” shall mean, with respect to any distribution to the Holder of a Note, the most recently ended Interest Period that ended before such date of distribution.

“Related Loan Payment Date” means, with respect to monthly distributions to the Holders, the Loan Payment Date immediately preceding the date of distribution.

“Responding Holder” has the meaning provided in Section 6(d).

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Second Mezzanine Borrower” shall mean, collectively, Slazer Enterprises Junior LLC, Madison Park Group Junior LLC, JMJS 23rd Street Realty Junior LLC and FKF Madison Group Junior LLC, each a Delaware limited liability company, together with their respective successors and permitted assigns.

“Securitization” shall have the meaning assigned thereto in the Intercreditor Agreement.

“Securitization Date” shall mean the date on which a Securitization is closed.

“Selling Holder” shall have the meaning provided in Section 6(d).

“Senior Lender” shall have the meaning assigned thereto in the Intercreditor Agreement.

“Servicer” shall mean Wachovia Bank, National Association, or any replacement or successor servicer appointed in accordance with Section 6(e).

“Servicing Agreement” shall mean, that certain Servicing Agreement, dated as of the date hereof, by and between the Holders and the Servicer relating to the Mezzanine Loan, or if the Servicer resigns or is replaced in accordance with Section 6(e) and a new Servicer is appointed, a substitute servicing agreement to be entered into by the Holders and the replacement or successor servicer as promptly as reasonably possible.

“Spread Maintenance Premium” shall have the meaning assigned to it in the Mezzanine Loan Agreement.

“Super-Priority Advance” shall have the meaning assigned to such term in Section 4.

“Taxes” shall mean any income or other taxes (including withholding taxes), levies, imposts, duties, fees, assessments or other charges of whatever nature, now or hereafter imposed by any jurisdiction or by any department, agency, state or other political subdivision thereof or therein.

“U.S. Person” shall mean a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) created or organized in or under the laws of the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more United States fiduciaries have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, a trust in existence on August 20, 1996 which is eligible to elect to be treated as a U.S. Person).

Section 2. Purchase of Notes.

(a) Existing Mezzanine Loan. On the Purchase Date, Original Lender shall assign (i) Note A-1 to the Initial Note A-1 Holder and Note A-2 to the Initial Note A-2 Holder, (ii) all of Original Lender’s rights title and interest in the Mezzanine Loan to the Initial Holders and (iii) title to the Mezzanine Loan Documents (other than the Notes) to the Collateral Agent, which shall hold such title for the benefit of the Holders. Each Initial Holder shall remit to the Original Lender the purchase price (which shall be agreed to in a separate communication between Original Lender and such purchaser) by wire transfer to the Original Lender of immediately available funds, and the purchase shall be deemed effective only upon the receipt by Original Lender of such funds.

(b) Administration of the Mezzanine Loan shall be governed by this Agreement and the Servicing Agreement.

(c) Each of the Holders hereby designates Servicer as the “Directing Junior Lender” with respect to the Mezzanine Loan solely for purposes of the Intercreditor Agreement. The Directing Holders will provide instructions to the Servicer on behalf of the Holders as necessary and in accordance with this Agreement and the Servicing Agreement.

(d) The ownership of each Note shall be registered on a record of ownership maintained by the Registrar. Notwithstanding anything else in this Agreement to the contrary, the right to receive principal or interest payments with respect to a Note hereunder may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation. The Collateral Agent, the Servicer, and the other Holders shall be entitled to treat the registered Holder of each Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in a Note or hereunder on the part of any other person or entity

Section 3. Payments. All amounts tendered by any Mezzanine Borrower or otherwise available for payment on or with respect to or in connection with the Mezzanine Loan Documents, including, without limitation, any amounts payable from the Interest Reserve Funds, shall be paid by the Servicer to the Holders when and as provided in this Agreement and the Servicing Agreement, and shall be applied in the following order of priority:

(a) first, pro rata to the Servicer, the Collateral Agent, and the Custodian, any amounts then owing to any of them, and to any other third party to which the Holders then owe Lender Expenses, the amount of such Lender Expenses;

(b) second, to each Holder, the amount of any Super-Priority Advances made by such Holder, together with Protective Advance Interest thereon, to be paid to the Holders on a priority basis based upon the dates on which such Super-Priority Advances were made, with the earliest Super-Priority Advances being reimbursed first and, to the extent Super-Priority Advances are made by both Holders on the same date, on a pro rata basis in accordance with the amount of Super-Priority Advances made by each Holder;

(c) third, to each Holder in the amount of any Protective Advances (other than Super-Priority Advances reimbursed pursuant to the foregoing clause (b)) made by such Holder, together with Protective Advance Interest thereon, paid to the Holders on a priority basis based upon the dates on which such Protective Advances were made, with the earliest Protective Advances being reimbursed first and, to the extent Protective Advances are made by both Holders on the same date, on a pro rata basis in accordance with the amount of Protective Advances made by each Holder;

(d) fourth, to each Holder, interest for the Related Interest Period on its Mezzanine Note Principal Balance at the beginning of such Interest Period, at the applicable Mezzanine Note Net Interest Rate, plus in each case, any Interest Shortfalls, such interest to be paid to the Holders on a pari passu basis and in proportion to the amount of interest due to each such Holder;

(e) fifth, to each Holder, on a pari passu basis, its Percentage Interest of any payments received on or prior to the Related Loan Payment Date (but after the preceding Loan Payment Date) on account of principal, whether scheduled or extraordinary (including any payment due on the Maturity Date), on the Note;

(f) sixth, to each Holder, on a pari passu basis, its Percentage Interest of any Prepayment Fee, Non-Approval Fee and Extension Fee, to the extent actually collected from the Mezzanine Borrower;

(g) seventh, to each Holder, on a pari passu basis, its Percentage Interest of any Spread Maintenance Premium, to the extent actually collected from the Mezzanine Borrower; and

(h) eighth, to each Holder, on a pari passu basis, its Percentage Interest of any Default Interest and any other amount actually paid by the Mezzanine Borrower and not otherwise applied in accordance with the foregoing clauses (a)-(g) of this Section 3.

Section 4. Mortgage Loan Cure Rights and Protective Advances.

(a) Mortgage Loan Cure Rights. Any Holder that desires to exercise the cure rights enumerated in Section 12 of the Intercreditor Agreement in respect of the Mortgage Loan shall comply with the procedures set forth in this Section 4. The Servicing Agreement shall provide that Servicer shall promptly deliver to the Holders upon its receipt thereof any written notice of (i) a monetary default under Section 12(b) of the Intercreditor Agreement (a “Monetary Default Notice”) or (ii) an uncured non-monetary default under Section 12(c) of the Intercreditor Agreement (an “Uncured Non-Monetary Default Notice”; and Servicer’s receipt of any Monetary Default Notice or Uncured Non-Monetary Default Notice, a “Cure Trigger Event”).

(b) Within three (3) Business Days of its receipt from Servicer of a Monetary Default Notice, or eight (8) Business Days of receipt of an Uncured Non-Monetary Default Notice, each Holder shall give written notice (a “Cure Election Notice”) to the other Holder and the Servicer of such Holder’s election either to participate, or decline participation, in the cure of the applicable default. Any failure of a Holder to timely deliver a Cure Election Notice shall be deemed a decision by such Holder not to participate in such cure. For purposes of this Agreement, (i) any Holder that timely delivers a Cure Election Notice stating its election to participate in such cure shall be deemed a “Curing Holder” and (ii) any Holder that fails to timely deliver a Cure Election Notice, or timely delivers such notice stating its election not to participate in such cure, shall be deemed a “Non-Curing Holder”. In connection with any Cure Trigger Event, if there is only one Curing Holder, such Holder may, in its sole discretion, either revoke its election to participate in such cure, or elect to cure the applicable default unilaterally and entirely (a Holder making such further election, the “Sole Curing Holder”), in either case upon written notice to the Non-Curing Holder and the Servicer delivered on or prior to the applicable Cure Date.

(c) With respect to any Monetary Default, the Sole Curing Holder shall (or, in the event that any Curing Holder fails to pay its proportionate share of the applicable cure payment (“Monetary Cure Payment”) when due, the Curing Holder that timely pays such Curing Holder’s proportionate share) on notice to the other Holder(s) delivered on or prior to the date such cure payment is due (“Monetary Cure Payment Date”), make an additional Monetary Cure Payment on or prior to the applicable Monetary Cure Date in an amount equal to the portion of the Monetary Cure Payment in excess of the amount that was timely paid. In the event one or more Holders elect to make an additional Monetary Cure Payment, then each such Holder shall advance its pro rata share (based on the respective Percentage Interests of the Holders) of such additional Monetary Cure Payment. Both the proportionate share of such Monetary Cure Payment that was initially advanced by a Holder and the additional share of such Monetary Cure Payment made by a Holder pursuant to this subsection (c) shall constitute “Super-Priority Advances” hereunder.

(d) Protective Advances. If any Holder reasonably determines that, in order to protect the rights of the Holders in the Mortgaged Property, it is necessary to make a Protective Advance in order to cause to be performed, to ensure compliance with, or to cure or prevent a failure by Mortgage Borrower or Mezzanine Borrower to perform under or be in compliance with, any representation, warranty or affirmative or negative covenant under the Mezzanine Loan Documents, including the obligation to pay fees and expenses and to fund reserves but not including the obligation to pay interest and principal on the Mortgage Loan or Mezzanine Loan, (which is advanced as a Monetary Cure Payment pursuant to Section 4(a)) (in each instance a “Protective Advance”), then such Holder (the “Notifying Holder”) shall give written notice (a “Protective Advance Notice”) thereof to the other Holder and the Servicer, which Protective Advance Notice shall (i) set forth the amount of such Protective Advance, (ii) set forth the portion thereof payable by each Holder (based on the Holder’s respective Percentage Interests), (iii) describe in reasonable detail the purpose for such Protective Advance and (iv) provide the date (which shall be not less than five (5) Business Days after such notice) (the “Protective Advance Date”) on which each Holder shall either (x) remit its proportionate share thereof to the Servicer or (y) notify the other Holder of its intention not to remit it proportionate share thereof. Expenses incurred by a Holder that are reasonably necessary to cure a non-monetary default under the Mortgage Loan shall be “Protective Advances”.

(e) If any Holder fails or elects not to make its proportionate share of any such Protective Advance when due, then any contributing Holder may, on notice to the other Holders within two (2) Business Days following the Protective Advance Date relating thereto, commit to making an additional Protective Advance in an amount equal to the amount of the Protective Advance which was not timely made by the non-contributing Holder. In the event one or more contributing Holders elect to make an additional Protective Advance, then each Holder shall advance its pro rata share (based on the respective Percentage Interests of the Holders) of such additional Protective Advance. Both the proportionate share of such Protective Advance that was initially advanced by a contributing Holder and the proportionate share of such Protective Advance made by a contributing Holder on behalf of the non-contributing Holder shall constitute “Super-Priority Advances” hereunder.

(f) No Holder shall have any obligation or personal liability to fund any Protective Advance or Super-Priority Advance, and any Holder’s decision not to fund any such Protective Advance shall not be deemed a default hereunder. Each Protective Advance and Super-Priority Advance shall be reimbursed in accordance with Section 3 only to the Holder that made such Protective Advance and Super-Priority Advance and shall not change the Mezzanine Note Principal Balance or Percentage Interest of any Holder.

Section 5. Purchase of Mortgage Loan or Mezzanine Loan. If, pursuant to Section 14 of the Intercreditor Agreement, the Senior Lender has delivered a notice of the occurrence of a Purchase Option Event (as each such term is defined in the Intercreditor Agreement), and the Mezzanine Lender has the right to purchase the Mortgage Loan pursuant to such Section 14, each Holder may elect to purchase the Mortgage Loan by delivering a written notice to the other Holders and the Servicer no later than three (3) days prior to the end of the ten (10) day period. Such notice of election shall state whether such Holder is willing to purchase the Mortgage Loan in whole if no other Holder elects to make the purchase. If more than one Holder elects to purchase the Mortgage Loan, then each Holder shall purchase its pro rata share (based on the respective Percentage Interests of the Holders) of the Mortgage Loan (unless the Holders, collectively, make another arrangement). If only one Holder elects to exercise such purchase right, the electing Holder shall have the right to revoke its election or to purchase the entire

Mortgage Loan. If more than one Holder elects to purchase the Mortgage Loan, the purchasing Holders shall, unless all of them agree otherwise, enter into a noteholders’ agreement with respect to the Mortgage Loan generally on the same terms as this Agreement. The rights of the Holders of the Notes to receive payments of interest and principal with respect to their respective Notes shall not be affected by the purchase of the Mortgage Loan pursuant to this Section 5. Except as provided in the Intercreditor Agreement, no purchasing Holder, as the holder of the Mortgage Loan, shall have any obligation or responsibility to any non-purchasing Holder as a result of such purchase.

Section 6. Servicer; Administration of the Mezzanine Loan.

(a) Appointment. Wachovia Bank, National Association, has been appointed by each of the Holders as Servicer pursuant to the Servicing Agreement, and each of the Holders irrevocably authorizes the Servicer to act as the contractual representative of the Holders with the rights and duties expressly set forth herein and in the Servicing Agreement.

(b) Holder Approval. Subject only to the provisions of Section 6(d) below, if the Servicer is required under the terms of the Servicing Agreement to consult with or obtain the consent or approval of the Holders, then, in each case, prior to making any recommendation or granting any consent or approval, the Servicer shall provide notice to all Holders and consider alternative actions recommended by all Holders (through the Directing Holder), provided, however, the Servicer shall take such action as shall have been approved by the Majority in Percentage Interest.

(c) Major Decisions. Without limiting the foregoing, prior to the Servicer taking any action with respect to a Major Decision, (excluding a decision, if any, regarding an action that is expressly permitted by the terms of the Mezzanine Loan Documents without the consent of the Mezzanine Lender), the Servicer shall (i) notify each Holder in writing of any proposal to take any such action (and shall provide the Holders with such information requested by any of them as may be necessary in the reasonable judgment of each such Holder in order to make a judgment, including the date by which the Holders’ response is required pursuant to this Section 6(c), the expense of providing such information to be an expense of each such Holder) and (ii) receive the written approval of a Majority in Percentage Interest (which approval may be withheld by each Holder in its sole discretion) with respect thereto; provided, that if any Holder fails to notify the Servicer of its approval or disapproval of any such proposed action within eight (8) Business Days of delivery to such Holder by the Servicer of written notice of such a proposed recommendation, together with the information requested by such Holder pursuant to this Section 6(c), and if Servicer sends a second request in writing for such approval or disapproval including in bold type that the Holder’s failure to notify Servicer of such approval or disapproval within five (5) Business Days shall be deemed to be such Holder’s approval, and if the Holder fails to notify the Servicer of its approval or disapproval of any such proposed action within five (5) Business Days thereafter, such action shall be deemed to have been disapproved by such Holder.

(d) Buy-Sell.

(i) In the event that the Holders are unable to agree upon the resolution of a Major Decision within ten (10) Business Days of delivery to the Holders by the Servicer of written notice of a proposed recommendation for, or a request for direction regarding the resolution of, a Major Decision, either Holder (the applicable Holder being the “Initiating Holder”) may thereafter invoke the provisions of this subsection (d) by sending notice (the “Buy-Sell Notice”) to the other Holder (the “Responding Holder”) containing (A) a statement that the Initiating Holder wishes to buy the Responding Holder’s Note or sell the Initiating Holder’s Note, as applicable, at the election of the Responding Holder and (B) the price of the Note (the “Buy-Sell Price”) at which the Initiating Holder is invoking this Buy/Sell provision.

(ii) Within fifteen (15) days after the date the Initiating Holder delivers the Buy-Sell Notice to the Responding Holder (the “Election Period”), the Responding Holder shall give written notice to the Initiating Holder electing either to purchase the Initiating Holder’s Note (notwithstanding whether the Initiating Holder’s Buy-Sell Notice indicated its wish to buy the Responding Holder’s Note) for consideration equal to the Buy-Sell Price or to sell its Note to the Initiating Holder for consideration equal to the Buy-Sell Price applicable to the Responding Holder. If the Responding Holder shall not give the above notice within the Election Period, the Responding Holder shall be deemed to have elected, on the last day of the Election Period (the “Final Election Date”) to sell its Note to the Initiating Holder for the Buy-Sell Price.

(iii) The closing shall take place on the date (the “Buy-Sell Closing Date”) which is fifteen (15) days after (A) in the event the Responding Holder shall have timely elected by written notice delivered pursuant to subsection (d)(ii) of this Section 6, the date on which such written notice shall have been received by the Initiating Holder or (B) in the event the Responding Holder shall have failed to have made an election within the Election Period in accordance with subsection (d)(ii) of this Section 6, the Final Election Date. On the Buy-Sell Closing Date, the selling Holder (the “Selling Holder”) shall deliver or cause to be delivered the subject Note, and the Selling Holder and the purchasing Holder (the “Purchasing Holder”) shall execute and deliver to each other such other instruments of transfer as shall be reasonably requested by the Purchasing Holder in order to convey the subject Note to the Purchasing Holder free and clear of all liens, claims, participation or other interests, and encumbrances.

(iv) On the Buy-Sell Closing Date, the Purchasing Holder shall pay to the Selling Holder an amount equal to (A) the applicable Buy-Sell Price plus (B) the amount of any unreimbursed Protective Advances and/or Super-Priority Advances previously advanced by Selling Holder, by wire transfer of immediately available funds to an account or accounts designated by the Selling Holder. The closing shall occur at the office of the Purchasing Holder’s counsel as shall be designated by the Purchasing Holder by notice to the Selling Holder at least five (5) days prior to the Buy-Sell Closing Date, or at such other location as may be agreed to mutually by the Selling Holder and the Purchasing Holder. Each Holder shall pay its own attorneys’ fees associated with the sale. The Note(s) shall be transferred without recourse or representation or warranty except for the representations that the seller (x) is the holder of 100% of the interest in the subject Note(s), that (y) has not assigned, sold or otherwise transferred the Note(s) to any other party, and (z) is transferring the Note(s) free and clear of any liens, encumbrances, participation interests and claims of any type or nature.

(v) If the Purchasing Holder shall fail to complete the purchase within the time and in the manner required hereunder, then the Selling Holder may, without prejudice to any other remedies available to it hereunder or under applicable law, elect to become the Purchasing Holder and purchase the other Holder’s (which would then be the Selling Holder) Note at the Buy-Sell Price, such election to be made within ten (10) Business Days after the initial Purchasing Holder’s failure timely and properly to close, with the closing to take place within ten (10) Business Days after delivery of such election notice to the initial Purchasing Holder. If the Selling Holder fails to convey its Note within the time and in the manner required hereunder, then the Purchasing Holder shall have all remedies allowed by law, including specific performance.

(vi) From and after the Final Election Date, the Purchasing Holder shall make all Major Decisions without the approval of the Selling Holder. In the event that either:

(A) Purchasing Holder fails to complete the purchase in accordance with the provisions of clause (iv) of this subsection (d) and Selling Holder declines to purchase such Purchasing Holder’s interest in accordance with clause (v) of this subsection (d) or

(B) no Holder sends a Buy-Sell Notice pursuant to clause (i) of this subsection (d) within ten (10) Business Days after delivery to the Holders by the Servicer of written notice of a proposed recommendation for, or a request for direction regarding the resolution of a Major Decision, then such Major Decision shall be deemed (x) approved by the Holders if such Major Decision is of the type described in any of clauses (xi), (xiii), (xix), (xx), or (xxiii) of the definition of “Major Decisions” in Section 1 of this Agreement or (y) disapproved by the holders if such Major Decision is described in any clause of such definition not listed in the immediately preceding clause (x).

(vii) Any Holder may assign its rights pursuant to this subsection (d) to purchase the applicable Note to an Affiliate; provided that any assignee of such rights shall be a Qualified Transferee (or shall obtain a Rating Agency Confirmation prior to such assignment or otherwise comply with the transfer provision of the Intercreditor Agreement).

(e) Successor/Replacement Servicer. Except as otherwise provided below, Wachovia Bank, National Association, shall at all times serve as the Servicer under this Agreement. The Servicing Agreement shall provide that, except upon determination that the duties of the Servicer are no longer permissible under applicable law (as evidenced by an opinion of counsel delivered to the Holders at the expense of the resigning Servicer), the Servicer shall not resign without giving each of the Holders sixty (60) days prior written notice thereof (or such lesser notice as may be acceptable to all the Holders) and satisfying all other applicable conditions, duties and obligations of the Servicer under the Servicing Agreement. The Servicer may be removed at any time by a Majority in Percentage Interest, such removal to be effective on the date specified by the Majority in Percentage Interest. Upon any such resignation or removal, as the case may be, the Majority in Percentage Interest shall appoint a successor Servicer pursuant to a replacement servicing agreement reasonably acceptable to the Majority in Percentage Interest, provided that such agreement shall be substantially in the form of the Servicing Agreement dated as of even date herewith and consistent with the terms of this Agreement, except to the extent that all Holders agree otherwise. No successor Servicer shall be deemed to be appointed hereunder until such successor Servicer has accepted the appointment and assumed the obligations of the Servicer hereunder and under the replacement servicing agreement.

Section 7. Payment Procedure.

(a) Pursuant to the terms of the Servicing Agreement, the Servicer will remit all payments received with respect to and allocable to each Note by wire transfer directly to the applicable Holder on the Remittance Date (as defined in the Servicing Agreement), in accordance with the priorities set forth in Section 3, and subject to the terms of the Servicing Agreement.

(b) If a court of competent jurisdiction orders, at any time, that any amount received or collected in respect of any Note must, pursuant to any insolvency, bankruptcy, fraudulent conveyance, preference or similar law, be returned to any Mortgage Borrower, any Mezzanine Borrower, any Holder or the Servicer, or paid to any other Person, then, notwithstanding any other provision of this Agreement, the Servicer shall not be required to distribute any portion thereof to any Holder (unless otherwise so directed by such court), and, to the extent necessary to comply with such court order, each Holder will promptly on demand by the Servicer repay to the Servicer any portion of any such amounts that the Servicer shall have theretofore distributed to such Holder, together with interest thereon at such rate, if any, as the Servicer shall have been required to pay to the person to whom such payment is required to be paid. If, for any reason, the Servicer makes any payment to any Holder before the Servicer has received the corresponding payment (it being understood that the Servicer is under no obligation to do so), and the Servicer does not receive the corresponding payment within five (5) Business Days of its payment to the applicable Holder, the applicable Holder will, at the Servicer’s request, promptly and, in any event, within five (5) Business Days, return that payment to the Servicer (together with interest on that payment paid at the rate payable by any Mezzanine Borrower under the Mezzanine Loan Documents for such advance for each day from the making of that payment to the Holder until it is returned to the Servicer). Each Holder agrees that if at any time it shall receive from any sources whatsoever any payment on account of the Mezzanine Loan in excess of its distributable share thereof, it will promptly after notice remit such excess to the Servicer. The Servicer shall have the right to offset such amounts against any future payments due to the applicable Holder under the Mezzanine Loan, provided, that each such Holder’s obligations under this Section 7 are separate and distinct obligations from one another and in no event shall Servicer enforce the obligations of any Holder against any other Holder. Each Holder’s obligations under this Section 7 constitute absolute, unconditional and continuing obligations and the Servicer shall be deemed a third party beneficiary of these provisions.

Section 8. Limitation on Liability of Collateral Agent, Custodian and Each Holder. Neither the Collateral Agent nor the Custodian, each in its capacity as such, shall have any liability to any Holder with respect to any Mezzanine Loan except with respect to acts or omissions caused by or resulting from the gross negligence or willful misconduct or breach of this Agreement on the part of the Collateral Agent or the Custodian, as the case may be. No Holder shall have any liability to any other Holder with respect to any Note except with respect to acts or omissions caused by or resulting from the gross negligence or willful misconduct or breach of this Agreement on the part of such Holder. For the avoidance of doubt, it is hereby confirmed that neither the Collateral Agent nor the Custodian shall have any responsibility for the servicing of the Mezzanine Loan, nor to direct the servicing of the Mezzanine Loan, nor any responsibility to back-up or succeed Wachovia Bank, National Association, as Servicer, nor any responsibility for making any payment to Holders hereunder (other than to forward to Servicer any amounts mistakenly paid to it with respect to the Mezzanine Loan). For the avoidance of doubt, it is hereby confirmed that the Servicer shall have no responsibility for the duties of the Collateral Agent or Custodian, nor any responsibility to back-up or succeed LaSalle as Collateral Agent or Custodian.

Section 9. Mezzanine Borrower Affiliate Holder. Notwithstanding anything in this Agreement to the contrary, no Mezzanine Borrower Affiliate Holder shall have (i) any consent or approval rights pursuant to this Agreement, including, without limitation, pursuant to Section 6 or (ii) the right to initiate or call for an Advance pursuant to Section 4.

Section 10. Obligations Not Joint. Each party to this Agreement hereby expressly acknowledges and agrees as follows:

(a) The rights and obligations of each Holder are independent, separate and distinct from the rights and obligations of each other Holder, and the obligations of each Holder can be satisfied only by such Holder and no other Holder. All of the representations, warranties, covenants, obligations or liabilities of the Holders under this Agreement are several and not joint; no party to this Agreement shall assert any claim against any Holder relating to the obligations of another Holder.

(b) This Agreement is not executed on behalf of or binding upon any of the directors, officers, partners, members or shareholders of any Holder individually, but is binding upon each Holder only. No director, officer, partner, member or shareholder of a Holder may be held personally liable or responsible for any obligations of a Holder arising out of this Agreement. With respect to all obligations of a Holder arising out of this Agreement, each party shall look for payment or satisfaction of any claim solely to such Holder.

Section 11. Foreclosure Procedure. Each Holder hereby agrees that if the Holders foreclose upon or otherwise take title to the Equity Collateral (as defined in the Intercreditor Agreement) or any other collateral for the Mezzanine Loan, the Holders will (i) take such title in an entity that is mutually agreed upon by the Holders and (ii) own percentage interests in such entity that equal their respective Percentage Interests. This Agreement shall continue in effect thereafter until the Holders are paid in full or until the Holders otherwise agree to terminate it.

Section 12. Representations of Initial Holders.

(a) Each Initial Holder represents and warrants to Original Lender and the other Initial Holder, as of the Purchase Date, and it is specifically understood and agreed, that:

(i) Such Initial Holder makes the representations and warranties set forth in subsection (b) of Section 4 of the Intercreditor Agreement.

(ii) Such Initial Holder has not dealt with any broker, investment banker, agent or other Person, other than Original Lender and its affiliates, that may be entitled to any commission or compensation in connection with the sale of the Notes or the consummation of any of the transactions contemplated hereby.

(iii) Its financial records will report the purchase of its Note as a purchase of an interest in the Mezzanine Loan.

(iv) It is a “Qualified Transferee” as that term is defined in the Intercreditor Agreement, without reference to the provisions of subsection (a) of such definition, except that Original Lender waives such representation in the case of each of the Initial Holders.

The foregoing representations and warranties of each Initial Holder shall survive the purchase of the applicable Note by such Initial Holder and any transfers by the Initial Holder of its Note.

Each Person to whom any portion of a Note is transferred shall make all of the representations and warranties made by an Initial Holder (modified as appropriate for a secondary transfer).

The foregoing representations and warranties of each transferee of a Note shall survive the transfer of the applicable Note to such transferee and any subsequent transfer by such transferee of such Note.

Section 13. Representations of the Original Lender. As of the date hereof, the Original Lender hereby represents and warrants to, and covenants with, each Holder that:

(a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The execution and delivery of this Agreement by the Original Lender, and the performance of, and compliance with, the terms of this Agreement by Original Lender, will not violate Original Lender’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement of other instrument to which it is a party or which is applicable to it or any of its assets, in each case in a manner that would materially and adversely affect the ability of the Original Lender to carry out the transactions contemplated by this Agreement.

(c) The Original Lender has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(d) Original Lender has not dealt with any broker, investment banker, agent or other Person that may be entitled to any commission or compensation in connection with the sale of the Notes or the consummation of any of the other transactions contemplated hereby.

(e) Upon the closing of the transactions contemplated hereby, Original Lender will report on its financial records each transfer of a Note to the applicable Holder as a sale under generally accepted accounting principles.

(f) Any representations and warranties made by Original Lender in connection with a sale of a Note to a direct purchaser of such Note from Original Lender shall have the same force and effect as if set forth herein.

The foregoing representations and warranties of Original Lender shall survive the (i) delivery and sale of each Note to each Initial Holder, (ii) any transfer by Original Lender of its rights hereunder, and (iii) any Transfer by an Initial Holder.

Section 14. Independent Analysis of Each Holder. Each Holder acknowledges that it has, independently and without reliance upon Original Lender and based on such documents and information as such Holder has deemed appropriate, made its own credit analysis and decision to purchase the applicable Note. Each Holder hereby acknowledges that, except as set forth in Section 13, Original Lender has not made any representations or warranties with respect to the Mezzanine Loan, and that the Holder assumes all risk of loss in connection with its Note.

Section 15. No Creation of a Partnership or Exclusive Purchase Right. Nothing contained in this Agreement, and no action taken pursuant hereto shall be deemed to constitute a partnership, association, joint venture or other entity by or among the Collateral Agent, the Custodian, the Servicer, or the Original Lender and/or any Holder. No Holder shall have any obligation whatsoever to purchase from the Original Lender a mezzanine note or participation interest in any future loans originated by the Original Lender or its affiliates. No Holder shall have any obligation whatsoever to offer to the Original Lender or any other Holder the opportunity to purchase a mezzanine note or participation interest in any future loans originated by such Holder or its affiliates and if such Holder chooses to offer to the Original Lender or any other Holder the opportunity to purchase a mezzanine note or participation interest in any future mezzanine loans originated or purchased by such Holder or its affiliates, such offer shall be at such purchase price and interest rate as such Holder chooses, in its sole and absolute discretion. Neither the Original Lender nor the other Holder shall have any obligation whatsoever to purchase from such Holder a mezzanine note or participation interest in any future loans originated by such Holder or its affiliates.

Section 16. Not a Security. The Notes shall not be deemed to be securities within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934.

Section 17. Transfers of Notes.

(a) Except as otherwise expressly permitted in this Section 17, no Holder may sell, assign, transfer, pledge, syndicate, hypothecate, contribute, encumber, subdivide or otherwise dispose of (each, a “Transfer”) an interest in its Note (in one or more transactions) that results in more than forty-nine percent (49%) of the amount of its Note being held by Persons that are not Qualified Transferees, without first receiving Rating Agency Confirmation, and paying all reasonable out-of-pocket costs and expenses of the of the Rating Agencies and all reasonable documented costs and expenses (including internal costs and expenses) of the Servicer and the Collateral Agent incurred in connection with obtaining such Rating Agency Confirmation. Notwithstanding the foregoing, a Holder may at any time or from time to time (either before or after the Securitization Date) Transfer all or any portion of its Note, without the requirement of any Rating Agency Confirmation but subject to the conditions contained in subsection (c) of this Section 17, to a Qualified Transferee that provides to the Servicer and the Senior Lender (or its designee) a certification in writing from an authorized officer that it is a Qualified Transferee. The Servicer shall be required to present promptly to the Rating Agencies for the purpose of obtaining any Rating Agency Confirmation required hereunder any application and material prepared by the transferring Holder relating to a Transfer, but shall not be required to make a recommendation or prepare a case to the Rating Agencies in connection with obtaining such Rating Agency Confirmation.

(b) Transfers of interests in a Note that do not result in more than a forty-nine percent (49%) beneficial interest in such Note (including participations in that Note) being held by Persons that are not Qualified Transferees shall not (even if the proposed transferee is not a Qualified Transferee) require the prior consent or approval of Senior Lender, any Servicer, any Rating Agency or any other Person; provided that any such Transfer shall be made in accordance with the conditions in subsection (c) of this Section 17.

(c) Notwithstanding the foregoing, each Holder agrees that each Transfer (including the creation of participations in a Note) to be made by it is subject to the following restrictions: (i) notice of any such Transfer shall be delivered promptly to the Senior Lender, the servicer of the Mortgage Loan, the Servicer, the Collateral Agent, and to such other persons as may be required under the Intercreditor Agreement, and (ii) a transferee (but not a participation holder under a participation holder agreement as described in clause (f) below) shall (A) execute an assignment and assumption agreement whereby such transferee assumes all or a ratable portion, as the case may be, of the obligations of the selling Holder hereunder with respect to the Note being sold from and after the date of such assignment (or, in the case of a pledge, repurchase agreement financing, collateral assignment or other encumbrance by the a Holder of its Note solely as security for a loan to the such Holder made by a third-party lender whereby the Holder remains fully liable under this Agreement, on or before the date on which such lender succeeds to the rights of the pledging Holder by foreclosure or otherwise, execute an agreement, immediately prior to taking all legal and beneficial title thereto pursuant to the pledge, repurchase agreement, collateral assignment, or other encumbrance, that provides that such lender shall be bound by the terms and provisions of this Agreement and the obligations of the Holder hereunder with respect to such Note from and after the date on which such lender succeeds to the rights of the pledging Holder), and (B) agree in writing to be bound by the Servicing Agreement and the Intercreditor Agreement.

(d) Upon the consummation of a Transfer of all or any portion of a Note, the transferring Person shall be released from all liability arising under this Agreement with respect to such Note (or the portion thereof that was the subject of such Transfer) for the period after the effective date of such Transfer, it being understood and agreed that the foregoing release shall not apply in the case of a sale, assignment, transfer or other disposition of a participation interest in a Note as described in subsection (f) of this Section 17.

(e) Notwithstanding anything to the contrary contained herein, no Holder shall transfer any Note or portion thereof to the Mezzanine Borrower or a Mezzanine Borrower Affiliate Holder without Rating Agency Confirmation and approval of the other Holders.

(f) In the case of any sale, assignment, transfer or other disposition of a participation interest in a Note, (i) the transferring Holder’s obligations under this Agreement shall remain unchanged, (ii) the transferring Holder shall remain solely responsible for the performance of such obligations, and (iii) the Servicer and the Collateral Agent shall continue to deal solely and directly with the transferring Holder in connection with the Holder’s rights and obligations under this Agreement and the Servicing Agreement, and all amounts payable hereunder shall be determined as if the transferring Holder had not sold such participation interest; provided, however, that if the applicable participation holder is a Qualified Transferee (and delivers to the Servicer a certification from an authorized officer confirming its status as a Qualified Transferee), then the Holder transferring such participation interest, by written notice to the Servicer, may delegate to such participation interest holder such Holder’s right to exercise its rights hereunder and under the Servicing Agreement.

(g) Notwithstanding anything to the contrary contained herein, a Holder may pledge (a “Pledge”) its Note to any entity (other than the Mezzanine Borrower or a Mezzanine Borrower Affiliate Holder) that has extended a credit facility (including by means of a repurchase arrangement) to such Holder and that is a Qualified Transferee or a financial institution whose long-term debt is rated at least “A” or its equivalent by each Rating Agency, a Qualified Conduit Lender, (a “Pledgee”), on terms and conditions set forth in this subsection (g), it being further agreed that financing provided by a Pledgee to the Holder or any Affiliate which controls the Holder and is secured by the Holder’s interest in a Note and is structured as a repurchase arrangement shall qualify as a “Pledge” hereunder. Upon written notice by a Holder to the other Holders and to the Servicer and the Collateral Agent that a Pledge has been effected (including the name and address of the applicable Pledgee), each of the other Holders agrees to acknowledge receipt of such notice and thereafter agrees that:

(i) the Servicer will give the Holders and the Pledgee written notice of any default by the pledging Holder in its obligations under this Agreement, of which default the Servicer has actual knowledge and which notice shall be given simultaneously with the giving of such notice to the Holder;

(ii) the non-pledging Holders will give such Pledgee written notice of any default by the pledging Holder in its obligations under this Agreement, of which default such non-pledging Holder has actual knowledge ;

(iii) the Holders will allow such Pledgee a period of ten (10) Business days to cure a monetary default and thirty (30) days to cure a non-monetary default by the Holder in its obligations hereunder, but such Pledgee shall not be obligated to cure any such default;

(iv) no amendment, modification, waiver or termination of this Agreement to which the Holder is entitled to consent shall be effective against such Pledgee without the written consent of such Pledgee, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the Holders shall be obligated to determine whether the consent of a Pledgee is required and if so, shall obtain such consent;

(v) that the Servicer shall deliver to such Pledgee such estoppel certificate(s) as such Pledgee shall reasonably request; provided that any such certificate(s) shall be in a form reasonably satisfactory to such other Holders; and

(vi) that, upon written notice (a “Redirection Notice”) to the Servicer by such Pledgee that the pledging Holder is in default beyond any applicable cure periods with respect to such Holder’s obligations to such Pledgee pursuant to the applicable credit agreement, repurchase agreement, or other agreement relating to the Pledge between the Holder and such Pledgee (which notice need not be joined in or confirmed by the Holder), and until such Redirection Notice is withdrawn or rescinded by such Pledgee, such Pledgee shall be entitled to receive any payments that the Servicer would otherwise be obligated to pay to the pledging Holder from time to time pursuant to this Agreement or the Servicing Agreement. The pledging Holder hereby unconditionally and absolutely releases the other Holders and any Servicer from any liability to the pledging Holder on account of such other Holder’s or such Servicer’s compliance with any Redirection Notice believed by such other Holder or such Servicer to have been delivered by a Pledgee.

A Pledgee shall be permitted to exercise fully its rights and remedies against the pledging Holder and, upon at least ten (10) days’ prior written notice to each of the Holders and the Servicer, realize on any and all collateral granted by the pledging Holder to such Pledgee (and accept an assignment in lieu of foreclosure as to the pledged Note or such other collateral) in accordance with applicable law and this Agreement; provided that a Pledgee that is not a Qualified Transferee may not take title to the pledged Note without furnishing to the Servicer written Rating Agency Confirmation. In such event, the Servicer shall recognize such Pledgee (and any transferee (other than the Mezzanine Borrower or any Mezzanine Borrower Affiliate

Holder) that is also a Qualified Transferee at any foreclosure or similar sale held by such Pledgee or any transfer in lieu of foreclosure) as the successor to the Holder’s rights, remedies and obligations under this Agreement, and any such Pledgee or Qualified Transferee shall assume in writing the obligations of the pledging Holder hereunder accruing from and after such Transfer (i.e., realization upon the collateral by such Pledgee) and agrees to be bound by the terms and provisions of this Agreement. The rights of a Pledgee under this subsection (g) shall remain effective as to any Holder (and any Servicer) unless and until such Pledgee shall have notified such Holder (and such Servicer, as applicable) in writing that its interest in the pledged Note has terminated.

(h) Each proposed transferee of a Note or any interest therein shall either (x) represent that it is neither an employee benefit plan as defined in Section 3(3) of ERISA, not a plan as defined in Section 4975(e)(1) of the Code, nor are any of the assets to be used to purchase such Note “plan assets” within the meaning of Department of Labor Regulation Section 2510.3-101 or (y) provide evidence satisfactory to the Servicer that it is entitled to rely on an exemption from the prohibited transaction and plan asset rules of ERISA.

(i) Notwithstanding anything to the contrary herein, the Collateral Agent shall not be responsible for monitoring and enforcing the foregoing transfer restrictions. The Servicer shall be entitled to rely on a certificate from the transferring Holder (which such Holder is hereby required to prepare and furnish to Servicer) stating that the Transfer complies with the provisions of this Agreement and the Intercreditor Agreement.

Section 18. Financing of Purchase of Notes.

(a) Notwithstanding any other provision hereof but subject to the provisions of the Intercreditor Agreement, each Holder consents to the other Holder’s pledge of its respective Note and of the related Collateral, for purposes of obtaining a credit facility to the extent permitted under, and subject to the terms and conditions of this Agreement and the Intercreditor Agreement.

(b) Notwithstanding anything to the contrary herein, neither the Collateral Agent nor the Servicer shall be responsible for monitoring and enforcing any financing restrictions. The Collateral Agent and the Servicer shall be entitled to rely on a certificate from the financing Holder (which such Holder is hereby required to prepare and furnish to the Collateral Agent and the Servicer) stating that the financing complies with the provisions of this Agreement and the Intercreditor Agreement.

Section 19. Other Business Activities of the Collateral Agent and Each Holder. Each of the Holders and the Collateral Agent acknowledges that each party hereto may make loans or otherwise extend credit to, and generally engage in any kind of business with the Mezzanine Borrower and any Mezzanine Borrower Related Party and receive payments on such other loans or extensions of credit to any Mezzanine Borrower Related Party and otherwise act with respect thereto freely and without accountability in the same manner as if this Agreement and the transactions contemplated hereby were not in effect.

Section 20. Exercise of Remedies.

(a) Except when acting through the Servicer or the Collateral Agent in accordance with the terms of the Servicing Agreement, each Holder agrees that it shall have no right, acting individually outside of the scope of this Agreement, and hereby presently and irrevocably permits the Servicer and the Collateral Agent, if applicable, to carry out the instructions of the Holders delivered to it pursuant to this Agreement, on behalf of all of the Holders, to do each of the following (in each case, subject to the terms and conditions hereof and of the Servicing Agreement): (i) to call an Event of Default under the Mezzanine Loan, (ii) to exercise any remedies with respect to the Mezzanine Loan, including, without limitation, filing any bankruptcy petition against any Mezzanine Borrower, or (iii) to vote any claims with respect to the Mezzanine Loan in any bankruptcy, insolvency or similar type of proceeding of any Mezzanine Borrower. Each Holder shall, from time to time, execute such documents as the Servicer or the Collateral Agent shall reasonably require to evidence such permission with respect to the rights described in clause (iii) of the preceding sentence. Each Holder further acknowledges that any claim it may have against any Mezzanine Borrower in bankruptcy action involving any Mezzanine Borrower with respect to such Holder’s Note constitutes a single claim which is not separate and apart from any claim with respect to any other Note and in no event shall any Holder seek to file a separate claim in any bankruptcy case involving any Mezzanine Borrower; provided that any Holder shall be permitted to file such claim on behalf of all of the Holders if the Servicer fails to do so after written direction from a Majority in Percentage Interest to file such claim. Neither the Collateral Agent (nor the Servicer acting on behalf of the Collateral Agent) shall have any fiduciary duty to any Holder in connection with the administration of the Mezzanine Loan. Each Holder expressly and irrevocably waives for itself and any Person claiming through or under such Holder any and all rights that it may have under Section 1315 of the New York Real Property Actions and Proceedings Law or the provisions of any similar law which purports to give a junior loan holder the right to initiate any loan enforcement or foreclosure proceedings. The foregoing provisions of this Section 20(a) shall not limit the right of any Holder to exercise its right to (i) appoint a Servicer in accordance with the terms of this Agreement and (ii) consent to a Major Decision.

(b) Notwithstanding anything to the contrary contained herein (including the provisions of Section 20(a)), the Servicing Agreement shall provide that the Servicer shall service and administer the Mezzanine Loan on behalf of the Holders (other than any Mezzanine Borrower Related Party) in accordance with the terms of the Servicing Agreement.

Section 21. Custodian and Collateral Agent.

(a) On or prior to the date hereof, the Original Lender shall deliver, or cause to be delivered, the Mezzanine Loan File together with appropriate endorsements and other documentation sufficient under the Mezzanine Loan Agreement to transfer legal title to, and custody of, the Mezzanine Loan Documents to LaSalle as Collateral Agent and Custodian. The Custodian will hold the Mezzanine Loan Documents delivered to it pursuant to this Section 21, solely for the benefit of the Holders.

(b) The Custodian agrees, for the benefit of the Holders, to review the Mezzanine Loan File. In performing any such review, the Custodian may conclusively assume the genuineness of any such document and any signature thereon. It is understood that the scope of the Custodian’s review of the Mezzanine Loan File is limited solely to confirming that the documents that constitute or are required to constitute the Mezzanine Loan File have been received and further confirming that any and all such documents delivered pursuant to this Section 21 have been executed and purport to relate to the Mezzanine Loan. The Custodian shall not have any responsibility for determining whether any document is valid and binding or whether the text of any assignment or endorsement is in proper form.

(c) The Custodian shall retain possession and custody of the Mezzanine Loan File in accordance with and subject to the terms and conditions set forth herein.

(d) The Custodian shall not be under any duty or obligation to inspect, review or examine any documents, instruments, certificates or other papers to determine that they are genuine, enforceable, or appropriate for the represented purpose or that they are other than what they purport to be on their face.

(e) The Collateral Agent shall execute such instruments as shall be necessary to assign and transfer the legal title to the Mezzanine Loan Documents (i) at the written direction and expense of a Majority in Percentage Interest as provided herein to an entity designated as the replacement or successor Collateral Agent, and (ii) at the written direction and expense of 100% of the Holders, to any other Person. Following such assignment, LaSalle shall have no further obligations as Collateral Agent under this Agreement.

(f) At the request of the Servicer, the Collateral Agent shall sign any document that the Servicer reasonably determines should be signed by the holder of legal title to the Mezzanine Loan in connection with the Servicer’s performance of its duties under the Servicing Agreement and this Agreement.

(g) The Collateral Agent shall forward promptly to the Servicer any correspondence that it receives regarding the Mezzanine Loan or the Mortgage Loan other than items required to be retained in the Mezzanine Loan File, and Collateral Agent shall furnish Servicer with a copy of any such item.

(h) The Custodian shall, at the direction and expense of the Holders, cause the Mezzanine Loan File to be delivered to any successor Custodian or any purchaser of the Mezzanine Loan upon receipt of such direction from a Majority in Percentage Interest . Upon delivery of the Mezzanine Loan File to the successor custodian or purchaser, LaSalle shall have no further obligations as Custodian under this Agreement.

(i) LaSalle hereby represents and warrants to the Holders, as of the Purchase Date, that:

(i) LaSalle is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America, and is a Qualified Transferee within the meaning of the Intercreditor Agreement.

(ii) The execution and delivery of this Agreement by LaSalle, and the performance and compliance with the terms of this Agreement by LaSalle, will not violate any material term or provision of LaSalle’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) or to the best of LaSalle’s knowledge result in the breach of, any material term or provision of any agreement or other instrument to which it is a party or to which it is bound.

(iii) This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of LaSalle, enforceable against LaSalle in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(iv) LaSalle is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement, will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority having jurisdiction over the operations of LaSalle, which violation, in LaSalle’s good faith and reasonable judgment, will affect materially and adversely the ability of LaSalle to perform its obligations under this Agreement.

(v) No litigation is pending or, to the best of LaSalle’s knowledge, threatened against LaSalle that, if determined adversely to LaSalle, would prohibit LaSalle from entering into this Agreement or in LaSalle’s good faith and reasonable judgment would materially and adversely affect the ability of LaSalle to perform its obligations under this Agreement.

(vi) Any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by LaSalle of or compliance by the Custodian with this Agreement, or the consummation of the transactions contemplated by this Agreement, has been obtained and is effective, except where the lack of consent, approval, authorization or order would not have a material adverse effect on the performance by the Custodian under this Agreement.

(j) The representations and warranties of LaSalle set forth in subsection (i) of this Section 21 shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Holders for whose benefit they were made for so long as this Agreement remains in effect. Upon discovery by any party hereto of any breach of any of the foregoing representations, warranties and covenants, the party discovering such breach shall give prompt written notice thereof to the other parties hereto.

(k) From time to time and as appropriate for the foreclosure or other servicing of the Mezzanine Loan, the Servicer, its counsel or its agent may submit to the Custodian a written or electronic request to release to the Servicer, its counsel or its agent a portion of the Mezzanine Loan File as set forth in such request for release and the Custodian shall promptly release such files. All documents so released to the Servicer, its counsel or its agent shall be held by such party in trust for the benefit of the Holders and shall be returned to the Custodian when the need therefor in connection with such foreclosure or servicing no longer exists.

(l) From time to time and as appropriate for the foreclosure or other servicing of the Mezzanine Loan, the Servicer, the Special Servicer (if any), its counsel or its agent may submit to the Collateral Agent a written request to sign a document that requires signature of the holder of legal title to the Mezzanine Loan and the Collateral Agent shall sign such document in its capacity as Collateral Agent. The Collateral Agent shall be entitled to rely on the request of the Servicer and shall not be required to determine whether such request is proper under the terms of this Agreement.

(m) Upon payment in full or any other agreed upon settled amount of the Mezzanine Loan, and upon receipt by the Custodian of a request for release from the Servicer stating that the Mezzanine Loan has been paid in full, the Custodian shall promptly release the related Mezzanine Loan File to the Servicer or its agent.

(n) As compensation for its services, the Holders agree to pay the LaSalle in accordance with a separate fee agreement.

(o) Upon reasonable prior notice to the Custodian, the Holders and their respective agents, accountants, attorneys and auditors will be permitted during normal business hours to examine the Mezzanine Loan Files, documents, records and other papers in the possession of or under the control of the Custodian relating to the Mezzanine Loan. The Holders will promptly reimburse the Custodian for reasonable out-of-pocket expenses incurred by the Custodian in connection with any such examination.

(p) At its own expense, LaSalle shall maintain at all times during the existence of this Agreement and keep in full force and effect such fidelity bonds and/or insurance policies (including, but not limited to errors and omissions policies) in amounts, with standard coverage and subject to deductibles, all as are customarily maintained by banks that act as custodians and/or collateral agents. A certificate of LaSalle stating that each such bond or policy is in full force and effect shall be furnished to any Holder upon request. In the alternative, LaSalle may self-insure if it or its parent affiliate has an unsecured long-term credit rating of at least “BBB” by S&P (or the equivalent rating by Fitch, Inc. or Moody’s). The Holders shall reimburse LaSalle for any third-party, out-of-pocket, reasonable expenses or costs (including reasonable attorney’s fees) incurred in connection with the performance of its obligations and duties under this Agreement.

(q) Each Holder, to the extent of its Percentage Interest, shall reimburse LaSalle for any third-party, out-of-pocket, reasonable expenses or costs (including reasonable attorney’s fees and expenses) incurred in connection with the performance of its obligations and duties under this Agreement. Each Holder, to the extent of its Percentage Interest, agrees to indemnify and hold harmless LaSalle, both individually and as Collateral Agent and Custodian, its directors, officers, agents and employees from and against any loss, cost, expense or liability (including reasonable attorney’s fees and expenses) arising out of or incurred by LaSalle in the course of its engagement as Collateral Agent and/or Custodian hereunder, except for such loss, cost, expense or liability incurred by reason of LaSalle’s own gross negligence, lack of good faith or willful misconduct.

(r) Neither LaSalle nor any of its directors, officers, agents or employees, shall be liable for any action taken or omitted to be taken by it or them hereunder except for its or their own gross negligence, lack of good faith, breach of this Agreement or willful misconduct. In no event shall LaSalle or its directors, officers, agents and employees be held liable for any special, indirect or consequential damages resulting from any action taken or omitted to be taken by it or them hereunder or in connection herewith in good faith and reasonably believed by it or them to be within the purview of this Agreement.

(s) Except upon determination that the duties of the Custodian and/or Collateral Agent are no longer permissible under applicable law, the Custodian and/or Collateral Agent, as applicable, shall not resign without giving each of the Holders sixty (60) days prior written notice thereof (or such lesser notice as may be acceptable to all the Holders).

(t) Successor/Replacement Custodian and Collateral Agent. Except as otherwise provided below, La Salle shall at all times serve as the Custodian and Collateral Agent under this Agreement. The Custodian or Collateral Agent may be removed at any time by a Majority in Percentage Interest. Upon any such resignation or removal, as the case may be, the Majority in Percentage Interest shall appoint a successor Custodian or Collateral Agent. No successor Custodian or Collateral Agent shall be deemed to be appointed hereunder until such successor Custodian or Collateral Agent has accepted the appointment and assumed its obligations hereunder.

(u) Non-Recourse Obligations of the Holders. Notwithstanding anything to the contrary contained herein or in the Servicing Agreement, no Holder shall be personally liable hereunder or under the Servicing Agreement other than to the extent of cash, property or other value realized or derived from its Note, either (i) prior to its disbursement and receipt by such Holder or (ii) after its receipt by such Holder under the circumstances and to the extent provided under Section 7(b) hereof or, to the extent such amounts have not otherwise been paid pursuant to Sections 3 and 7, as provided in Section 21(q) hereof. Amounts payable to the Collateral Agent or Custodian hereunder shall be paid within 30 days of any invoice therefore. Each Holder hereby agrees that it will look only to the then-current holder of the Mezzanine Loan and will have no recourse whatsoever to any prior holder of the Mezzanine Loan other than with respect to matters arising at the time such prior holder was the holder of the Mezzanine Loan.

Section 22. No Pledge or Loan. This Agreement shall not be deemed to represent a pledge of any interest in the Mezzanine Loan by the Collateral Agent to any Holder, or a loan from any Holder to the Collateral Agent.

Section 23. Governing Law; Waiver of Jury Trial. THIS AGREEMENT AND THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE

CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES (1) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF RELATING TO THIS AGREEMENT AND (2) ANY RIGHT TO RECOVER SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

Section 24. Modifications. Except as expressly provided herein, this Agreement shall not be modified, cancelled or terminated except by an instrument in writing signed by each of the parties hereto.

Section 25. Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Except as provided in Section 7, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto.

Section 26. Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument. This Agreement may be executed by signature(s) transmitted by facsimile.

Section 27. Captions. The titles and headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of such sections or paragraphs and shall not be given any consideration in the construction of this Agreement.

Section 28. Notices. All notices required hereunder shall be in writing and personally delivered or sent by facsimile transmission, reputable overnight delivery service or certified United States mail, postage prepaid, and addressed to the respective parties at their addresses set forth on Exhibit B hereto, or at such other address as any party shall hereafter inform the other party by written notice given as aforesaid. All written notices so given shall be deemed effective upon receipt or, if mailed, upon the earlier to occur of receipt or the expiration of the fourth day following the date of mailing. Notwithstanding the foregoing, the Servicing Agreement may restrict the delivery of notices and other documents, information or reports to a Holder that is a borrower on the Mezzanine Loan, the manager of the Mezzanine Loan Collateral or an Affiliate thereof.

Section 29. Withholding Taxes.

(a) If the Servicer, the Collateral Agent or the Mezzanine Borrower shall be required by law to deduct and withhold Taxes from sums payable to a Holder with respect to the Mezzanine Loan as a result of such Holder constituting a Non-Exempt Person, the Collateral Agent or the Servicer shall be entitled to do so with respect to such Holder’s interest in such payment (all withheld amounts being deemed paid to such Holder); provided that the Collateral Agent or the Servicer shall furnish such Holder with a statement setting forth the amount of Taxes withheld, the applicable rate and other information which may reasonably be requested for purposes of assisting such Holder to seek any allowable credits or deductions for the Taxes so withheld in each jurisdiction in which such Holder is subject to tax. To the fullest extent permitted under the Mezzanine Loan Documents, the Collateral Agent shall enforce against the Mezzanine Borrower any right to receive a reimbursement from the Mezzanine Borrower with respect to any Taxes withheld from such Holder.

(b) Each Holder, to the extent of its Percentage Interest, shall and hereby agrees to indemnify the Collateral Agent and hold the Collateral Agent harmless from and against any Taxes, interest, penalties and attorneys’ fees and disbursements arising or resulting from any failure of the Collateral Agent to withhold Taxes from payment made to such Holder if and to the extent the Collateral Agent failed to withhold in reliance upon any representation, certificate, statement, document or instrument made or provided by such Holder to the Collateral Agent or the Servicer in connection with the obligation of the Collateral Agent to withhold Taxes from payments made to such Holder, it being expressly understood and agreed that (i) the Collateral Agent shall be absolutely and unconditionally entitled to accept any such representation, certificate, statement, document or instrument as being true and correct in all respects and to fully rely thereon without any obligation or responsibility to investigate or to make any inquiries with respect to the accuracy, veracity, correctness or validity of the same and (ii) each Holder shall, upon request of the Collateral Agent or the Servicer and to the extent of its Percentage Interest, at its sole cost and expense, defend any claim or action relating to the foregoing indemnification using counsel selected by the Holder and reasonably acceptable to the Collateral Agent or the Servicer. The obligations of the Holders under this subsection (b) shall be several and not joint.

(c) Each Holder represents to the Collateral Agent and the Servicer that it is not a Non-Exempt Person. Contemporaneously with the execution of this Agreement and from time to time as necessary during the term of the Agreement, each Holder shall deliver to the Servicer (or, upon request of the Collateral Agent, to the Collateral Agent) evidence satisfactory to the Servicer substantiating that it is not a Non-Exempt Person and that the Servicer is not obligated under applicable law to withhold Taxes on sums paid to it with respect to the Mezzanine Loan or otherwise under this Agreement. Without limiting the effect of the foregoing, (a) if a Holder is created or organized under the laws of the United States, any state thereof or the District of Columbia, it shall satisfy the requirements of the preceding sentence by furnishing to the Servicer an Internal Revenue Service Form W-9 and (b) if a Holder is not created or organized under the laws of the United States, any state thereof or the District of Columbia, and if the payment of interest or other amounts by the Mezzanine Borrowers is treated for United States income tax purposes as derived in whole or part from sources within the United States, a Holder shall satisfy the requirements of the preceding sentence by furnishing to the Servicer an Internal Revenue Service Form W-8ECI, Form W-8IMY (with appropriate attachments) or Form W-8BEN, or successor forms, as may be required from time to time, duly executed by such Holder, as evidence of such Holder’s exemption from the withholding of United States tax with respect thereto. The Servicer shall not be obligated to make any payment hereunder to any Holder in respect of such Holder’s Note or otherwise until such Holder shall have furnished to the Servicer the requested forms, certificates, statements or documents.

Section 30. Characterization. The Holders intend that each Note represents a direct beneficial ownership interest in the Mezzanine Loan, and not an interest in a trust, partnership,

joint venture or association taxable as a corporation between or among any or all of the Collateral Agent and/or any of the Holders. In no event shall the Collateral Agent have any power to vary the investment of the Holders in the Notes or to substitute new investments or reinvest so as to enable the Notes to take advantage of variations in the market to improve the investment of the Holders in the Notes.

[Remainder of page intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, the Original Lender, each Initial Holder, the Collateral Agent and the Custodian have caused this Agreement to be duly executed as of the day and year first above written.

COLUMN FINANCIAL, INC., a Delaware corporation, as Original Lender

By:	/s/ Authorized Signatory
Name:
Title:

[Additional signature pages follow.]

CBRE REALTY FINANCE HOLDINGS IV, LLC, a Delaware limited liability company, as Initial Note A-1 Holder

By:	CBRE Realty Finance Holdings, LLC, a Delaware limited liability company and its sole member

	By:	/s/ Authorized Signatory
Name:
Title:

[Additional signature pages follow.]

LASALLE BANK NATIONAL ASSOCIATION as Collateral Agent and Custodian

By:	/s/ Authorized Signatory
Name:
Title: